As filed with the Securities and Exchange Commission on April 3, 2006

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TARGET LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	11-3309110
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or	Identification No.)
Organization)

500 Harborview Drive, Third Floor Baltimore, Maryland	21230
(Address of Principal Executive Offices)	(Zip Code)

Target Logistics, Inc. 2005 Stock Option Plan
(Full Title of the Plan)

Stuart Hettleman, President, 500 Harborview Drive, Third Floor Baltimore, Maryland
(Name, Address, Including Zip Code of Agent for Service)

(410) 332-1598
(Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Hillel Tendler, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.,
One South Street, 27th Floor,
Baltimore, Maryland 21202
Tel 410-332-8552 Fax 410-951-6038

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,500,000	$2.425(2)	$3,637,500 (2)	$389.21

(1)	Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.
(2)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of March 29, 2006.

PART I: INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information in Part I will be sent to each person eligible to participate in the Target Logistics, Inc. (the “Registrant”) 2005 Stock Option Plan (the “Plan”), as contemplated by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents filed with the Commission (File No. 0-29754):

(i)	Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

(ii)	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005 and December 31, 2005;

(iii)	Current Reports on Form 8-K filed on January 19, 2006, February 21, 2006, and March 23, 2006

(iv)
Description of the Company’s Common Stock contained in the registration statement for such class of securities filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. A report furnished on Form 8-K shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4: Description of Securities

Not applicable.

Item 5: Interests of Named Experts and Counsel

Not applicable.

Item 6: Indemnification of Directors and Officers

The Registrant’s By-laws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Seventh of the Registrant’s Certificate of Incorporation provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

From time to time, the Registrant has entered into stock subscription agreements which provide that the purchasers under the respective subscription agreements will indemnify and hold harmless the Registrant and each director, officer or controlling person of the Registrant from and against certain liabilities, including liabilities under the Securities Act.

The Registrant also maintains director and officer insurance coverage.

Item 7: Exemption from Registration Claimed

Not Applicable.

Item 8: Exhibits

Exhibit No.
5.1	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. as to legality of shares to be issued
10.1	Target Logistics, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2005, File No. 0-29754)
23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in Exhibit 5.1)
23.2	Consent of Stonefield Josephson, Inc.
24.1	Power of Attorney (included in signature page)

Item 9: Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to any plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) of 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act an is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on March 30, 2006.

TARGET LOGISTICS, INC.

By:	/s/ Stuart Hettleman
Stuart Hettleman
President and Chief Executive Officer

The officers and directors of Target Logistics, Inc. whose signatures appear below, hereby constitute and appoint Stuart Hettleman and Philip J. Dubato as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated:

Name	Title	Date
/s/ Stuart Hettleman	President, Chief Executive Officer and Director	March 30, 2006
Stuart Hettleman
/s/ Philip J. Dubato	Vice President, Chief Financial Officer, Principal Accounting Officer and Director	March 30, 2006
Philip J. Dubato
/s/ Michael Barsa	Director	March 30, 2006
Michael Barsa
/s/ Stephen J. Clearman	Director	March 30, 2006
Stephen J. Clearman
/s/ Christopher A. Coppersmith	Director	March 30, 2006
Christopher A. Coppersmith
/s/ Brian K. Coventry	Director	March 30, 2006
Brian K. Coventry
/s/ David E. Swirnow	Director	March 30, 2006
David E. Swirnow